Certain identified information has been excluded from the exhibit because such information both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Approved by Compensation Committee Aug. 4, 2020
Ratified by Board Aug. 5, 2020

Exhibit 10.2

BROADMARK REALTY CAPITAL INC.

2020 ANNUAL CASH BONUS PROGRAM

Threshold, Target, and Maximum, Performance Measures and Weightings

			Bonus Opportunity						Adjusted Core EPs		Other Financial Metrics		Individual Performance
Broadmark Position	Name	Base Salary	Bonus Threshold as a % of Base Salary	Bonus Threshold	Bonus Target as a % of Base Salary	Bonus Target $	Bonus Maximum as a % of Base Salary	Bonus Maximum $	% of Target	Value	% of Target	Value	% of Target	Value
Chief Executive Officer	Jeffrey Pyatt	$400,000	62.5%	$250,000	125%	$500,000	200%	$800,000	50%	$250,000	25%	$125,000	25%	$125,000
Chief Operating Officer	Linda Koa	$225,000	50%	$112,500	100%	$225,000	150%	$337,500	50%	$112,500	25%	$56,250	25%	$56,250
Chief Financial Officer	David Schneider	$350,000	50%	$175,000	100%	$350,000	150%	$525,000	50%	$175,000	25%	$87,500	25%	$87,500
Chief Credit Officer	Daniel Hirsty	$200,000	50%	$100,000	100%	$200,000	150%	$300,000	50%	$100,000	25%	$50,000	25%	$50.000

Overall Design

The performance goals are divided into the following three categories, with the following weightings:

●Adjusted Core Earnings per Share (“Adjusted Core EPS”): 50%

●Other Business Metrics: 25%, divided into the following two sub-categories:
o	Growth of manager subsidiary: 12.5%

o	Remedying control deficiencies: 12.5%.
●Individual performance: 25%

The threshold, target and high levels of the cash bonus as a percentage of annual base salary for the named executive officers (the “NEOs”) are as follows:

	Threshold	Target	Maximum
CEO	62.5%	125%	200%
COO	50%	100%	150%
CFO	50%	100%	150%
CCO	50%	100%	150%

For the growth of manager subsidiary, remedying control deficiencies and individual performance goals, there are two additional performance levels: above threshold and above target.

Adjusted Core EPS Weighting and Goals

●50% weighting.

●	90% of the Adjusted Core EPS goal for 2020 must be achieved before this component of the bonus is earned.

●	Performance that results in this component of the bonus being earned is measured in increments of one percentage point from 90% to 115% of goal, with 90% being threshold, 100% being target and 115% being maximum and interpolated steps between levels.

“Adjusted Core EPS” means Core Earnings, as defined in the quarterly and annual Securities Exchange Commissions filings of Broadmark Realty Capital Inc. (the “Company”), less Realized Losses on Investments.

“Realized Losses on Investments” means the Company’s realized losses on investments, including (1) loan charge-offs net of any recoveries along with write-downs taken on loans upon the Company taking title to the underlying real estate and (2) losses incurred on real estate owned during the holding period and upon sale of the real estate net of any gains on the sale of real estate owned.

●	The 2020 Adjusted Core EPS target level is [redacted]. The Compensation Committee and the Board of Directors (the “Board”) reserve the right to adjust the Adjusted Core EPS level in the event of an accretive or dilutive equity offering or in response to unusual or infrequent items.

Other Business Metrics Weightings and Goals

●	25% weighting. Other business metrics are divided into the two sub-categories set forth below, each weighed 50% of the 25% (i.e., 12.5% of the overall bonus program weighting). The level of achievement for each of these two sub-categories for each NEO will be determined based on the subjective assessment of the Compensation Committee and may take into account each NEO’s contribution and therefore will not necessary be the same for each NEO.

o	Growth of Manager Subsidiary: 12.5%. Continued focus on growth efforts, including [redacted].

o	Remedying Control Deficiencies: 12.5%. Material progress in remedying any material control deficiencies in the context of the Company’s SOX implementation. [redacted].

Individual Performance Weighting and Goals

●25% weighting.
●	The level of achievement for each NEO will be determined based on the subjective assessment of the Compensation Committee, and may include, without limitation, a values based assessment that is qualitative and based upon how each individual executes his or her role in accordance with the Company’s mission, purpose, values and goals, and may also include the following:
●	CEO: [redacted].

●	COO: [redacted] .

●	CFO: [redacted].

●	CCO: [redacted].

Specific Achievement and Earnings Levels

The specific achievement and related earnings levels for each of the performance metrics are shown in the Excel spreadsheet appended as Exhibit A.

Other Requirements

●	To be eligible for an annual cash bonus for a given performance year, the NEO must be employed by the Company on the date the bonus is paid, except however, that if after the end of the performance year and before the date the bonus is paid and while the NEO is employed by the Company, the NEO dies, becomes subject to a “Disability” (as defined in the Company’s 2019 Stock Incentive Plan) or a “Change in Control” (as defined in the Company’s 2019 Stock Incentive Plan) occurs, the NEO will receive the bonus.

●	The annual cash bonus will be paid promptly following the availability of audited financial statements for the performance year, but in any event, not later than March 15 following the performance year.

●	The right to receive and to retain an annual cash bonus will be subject to any compensation recovery policy of the Company, regardless of whether the compensation recovery policy is adopted after the bonus is earned or paid.

●	The Compensation Committee and the Board retain the discretionary authority to interpret and administer the cash bonus program, and any determination by the Compensation Committee or the Board pursuant to such discretionary authority will be final and binding on all parties.

Exhibit A

Specific Achievement and Earnings Levels -- Excel Spreadsheet

[redacted]